Exhibit 99.1

      PHOTOMEDEX ANNOUNCES $11.4 MILLION PRIVATE PLACEMENT OF COMMON STOCK

MONTGOMERYVILLE, Pa., Nov. 1 /PRNewswire-FirstCall/ -- PhotoMedex, Inc. (Nasdaq:
PHMD) today announced that it has entered into a definitive agreement with institutional investors for the private placement of approximately 9.8 million shares of common stock at a price of $1.17 per share, together with warrants to purchase approximately 2.4 million shares of common stock at an exercise price of $1.60 per share. Gross proceeds from the private placement will be approximately $11.4 million. The private placement is expected to close on or before November 2, 2006 and is subject to certain closing conditions.

Cowen and Company, LLC, acted as the sole placement agent for this offering. PhotoMedex President and CEO Jeff O'Donnell said that the Company intends to use the proceeds from the placement for general working capital purposes. "We now have the working capital to increase the size of our sales force and accelerate our launch of the XTRAC(R) laser system. In addition, we plan on expanding our surgical services business to take advantage of a national laser services contract."

Pursuant to an agreement with the investors, the Company is required to file a registration statement with the U.S. Securities and Exchange Commission covering the resale of the shares of common stock to be issued to the investors as well as the shares of common stock issuable upon exercise of the warrants, subject to certain terms and conditions.

The securities offered in the private placement were not registered under the Securities Act of 1933, as amended (the "Act") or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act and applicable state securities laws.

About PhotoMedex:

PhotoMedex is engaged in the development of proprietary excimer laser and fiber optic systems and techniques directed toward dermatological applications, with FDA approval to market the XTRAC(R) laser system for the treatment of psoriasis, vitiligo, atopic dermatitis and leukoderma. In addition, the Company provides contract medical procedures to hospitals, surgi-centers and doctors' offices, offering a wide range of products and services across multiple specialty areas, including dermatology, urology, gynecology, orthopedics, and other surgical specialties. The Company is a leader in the development, manufacturing and marketing of medical laser products and services. In addition, as a result of the merger with ProCyte, PhotoMedex now develops and markets products based on its patented, clinically proven Copper Peptide technology for skin health, hair care and wound care. PhotoMedex sells directly to dermatologists, plastic and cosmetic surgeons, spas and salons and through licenses with strategic partners into the consumer market, including a long-term worldwide license agreement with Neutrogena(R), a Johnson & Johnson company. ProCyte brands include Neova(R), Ti-Silc(R), VitalCopper(R), Simple Solutions(R) and AquaSante(R).

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Some portions of this release, particularly those describing PhotoMedex'
strategies contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While PhotoMedex is working to achieve those goals, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of PhotoMedex, its reputation in the industry or its results. In light of significant uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by PhotoMedex or its subsidiaries that the forward-looking statements will be achieved.

    Contacts:  Allen & Caron           PhotoMedex, Inc.
    Matt Clawson (investors)           Dennis McGrath, CFO
    949-474-4300                       215-619-3287
    matt@allencaron.com                info@photomedex.com

SOURCE  PhotoMedex, Inc.
    -0-                             11/01/2006
    /CONTACT: Investors, Matt Clawson of Allen & Caron, +1-949-474-4300, matt@allencaron.com, for PhotoMedex, Inc.; or Dennis McGrath, CFO of PhotoMedex, Inc., +1-215-619-3287, info@photomedex.com/
    /Web site:  http://www.photomedex.com /